Exhibit 23.02

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 6, 2004 relating to the consolidated financial statements of Cellegy Pharmaceuticals, Inc., which appears in Cellegy Pharmaceuticals, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2003.

/s/ PricewaterhouseCoopers LLP

San Jose, California

April 6, 2004